Exhibit 99.1

Synergy Pharmaceuticals Announces Closing of Public Offering of 1,875,000 Units

NEW YORK, N.Y., December 6, 2011 — Synergy Pharmaceuticals, Inc. (NASDAQ: SGYPD, SGYPU), a developer of new drugs to treat gastrointestinal disorders and diseases, announced the closing of its underwritten public offering of 1,875,000 units at an offering price of $8.00 per unit, with each unit consisting of two shares of common stock and one warrant to purchase one share of common stock. The common stock and warrants will not be separately transferable until the earlier of (i) the exercise in full of the underwriters’ overallotment option or (ii) January 15, 2012. Each warrant will have an exercise price of $5.50 per share, will be exercisable upon separation of the units and will expire five years from the date of issuance. When separately transferable, the warrants will trade on The NASDAQ Capital Market under the symbol “SGYPW”. Synergy received net proceeds, after deducting the underwriting discount and estimated offering expenses, of approximately $13.97 million. Synergy has also granted the underwriters a 45-day option to purchase up to an additional 281,250 units to cover over-allotments, if any. On December 28, 2011, the common stock will trade on The NASDAQ Capital Market under the symbol “SGYP.”

Synergy intends to use the net proceeds from this offering to fund its research and development activities, including its ongoing Phase II/III clinical trial of plecanatide and its Phase I clinical trial of SP-333, and for working capital and other general corporate purposes.

Aegis Capital Corp. acted as the sole book-running manager and EarlyBirdCapital, Inc. acted as co-manager for the offering. A shelf registration statement and accompanying base prospectus on Form S-3 relating to the securities was filed with the Securities and Exchange Commission and is effective.  A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus supplement relating to the offering may be obtained from the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 11th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com, or from the above-mentioned SEC website.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Synergy Pharmaceuticals, Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal hormone uroguanylin, and functions by activating the GC-C receptor on epithelial cells of the GI tract. Plecanatide has recently completed a Phase IIa clinical trial in patients to treat chronic constipation. Synergy initiated a Phase II/III 90-day repeated-oral-dose, placebo-controlled clinical trial of plecanatide in chronic constipation patients in October 2011. Plecanatide is also being developed to treat IBS-C, with the first trial in IBS-C patients planned for 2012. More information is available at http://www.synergypharma.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Synergy does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2010 and periodic reports filed with the Securities and Exchange Commission.

Contact:

Company:

Synergy Pharmaceuticals, Inc.

Gary S. Jacob, Ph.D., 212-297-0020

President and CEO

gjacob@synergypharma.com

or

Investors and Media:
Rx Communications Group, LLC

Melody A. Carey, 917-322-2571

mcarey@rxir.com